FOR IMMEDIATE RELEASE
Contact: Nick Zangari
(502) 394-1157
Nick.Zangari@kyderby.com
CHURCHILL DOWNS INCORPORATED REPORTS
2021 FOURTH QUARTER AND FULL YEAR RESULTS
LOUISVILLE, Ky. (February 23, 2022) - Churchill Downs Incorporated (Nasdaq: CHDN) (the "Company", "we", "us", "our") today reported business results for the quarter and full year ended December 31, 2021.
Company Highlights
▪Record 2021 net revenue of $1,597.2 million, up 52% over the prior year
▪2021 net income(a) was $249.1 million, compared to net loss(a) of $81.9 million in the prior year
▪Record 2021 Adjusted EBITDA of $627.0 million, up 119%, compared to $286.5 million in the prior year
▪We had strong operating performance from our business segments:
–Churchill Downs successfully ran the 147th Kentucky Oaks and Derby with over 51,000 fans gathered in person and strong NBC viewership, sponsorship revenue, and margins
–Derby City Gaming delivered record net revenue and Adjusted EBITDA in 2021 and Oak Grove Racing, Gaming & Hotel ("Oak Grove") delivered strong growth in net revenue and Adjusted EBITDA in its first full year of operation
–TwinSpires Horse Racing delivered Adjusted EBITDA of $119.0 million in 2021, down 6% from the prior year
•TwinSpires Horse Racing Adjusted EBITDA in 2021 was up 52% from 2019
–Our Gaming Segment delivered a record $411.9 million of Adjusted EBITDA, an increase of $238.8 million, or 138%, compared to 2020, despite restrictions at our properties during the year and disruption from Hurricane Ida at Fair Grounds and VSI
•Our wholly-owned casinos delivered record margins of 37% in 2021, up 11.1 points from 2020 and up 7.8 points from 2019
▪We announced on February 22, 2022 definitive agreement to acquire substantially all of the assets of Peninsula Pacific Entertainment LLC ("P2E") for total consideration of $2.485 billion
▪We announced key strategic long-term organic growth investments:
–We announced three major multi-year capital investments at Churchill Downs Racetrack: the Homestretch Club, the Turn 1 Experience, and the Paddock and Under the Spires projects
–We announced plans to invest $76 million to expand Derby City Gaming for up to 450 additional historical racing machines ("HRMs") and to build a new five-story hotel with 123 rooms including amenities to better serve and attract guests
–We continued building the new HRM and grandstand facility at Turfway Park Racing & Gaming ("Turfway Park") and are on schedule to open the new entertainment venue
–We announced plans to open Derby City Gaming Downtown in downtown Louisville, Kentucky as a new entertainment venue with 500 HRMs
–We were selected to develop the Queen of Terre Haute Casino Resort in Vigo County, Indiana and plan to invest up to $260 million to build a new entertainment venue with 1,000 slot machines, 50 table games, and a 125-room luxury hotel
▪We announced agreements to sell two properties:
–326-acre property in Arlington Heights, Illinois for $197 million to the Chicago Bears
–115.7 acres of land near Calder Casino for $291 million to Link Logistics

CONSOLIDATED RESULTS

	Fourth Quarter		Years Ended December 31,
(in millions, except per share data)	2021	2020	2021	2020

Net revenue	$364.8	$278.2	$1,597.2	$1,054.0
Net income (loss)(a)	$43.3	$17.1	$249.1	$(81.9)
Diluted EPS(a)	$1.11	$0.43	$6.35	$(2.08)
Adjusted EBITDA(b)	$127.0	$79.2	$627.0	$286.5

(a) Reflects amounts attributable to Churchill Downs Incorporated.
(b) These are non-GAAP measures. See explanation of non-GAAP measures below.
Fourth Quarter 2021 Results
The Company's fourth quarter 2021 net income attributable to Churchill Downs Incorporated was $43.3 million compared to $17.1 million in the prior year quarter. The Company's fourth quarter 2021 net income from continuing operations was $43.3 million compared to $16.4 million in the prior year quarter.
The following items impacted the comparability of the Company's fourth quarter net income from continuing operations:
▪$10.4 million tax benefit related to our net operating loss in 2020 that did not recur in the current year;
▪$4.7 million after-tax increase in transaction, pre-opening, and other expenses from the prior year quarter;
▪$3.0 million non-cash after-tax increase in asset impairments; and
▪$0.9 million after-tax increase related to our equity portion of Rivers Des Plaines' legal reserves and transaction costs;
Partially offset by:
▪$2.3 million after-tax benefit increase related to our equity portion of the non-cash change in the fair value of Rivers Des Plaines' interest rate swaps; and
▪$1.9 million non-cash tax decrease related to the re-measurement of our net deferred tax liabilities that did not recur in the current year.
Excluding these items, fourth quarter 2021 net income from continuing operations increased $41.7 million primarily due to the following:
▪$42.9 million after-tax increase from the prior year quarter driven by the results of our operations and equity income from our unconsolidated affiliates;
▪Partially offset by $1.2 million after-tax increase from the prior year quarter in interest expense associated with higher outstanding debt balances.
Full Year 2021 Results
The Company's 2021 net income attributable to Churchill Downs Incorporated was $249.1 million compared to $81.9 million net loss attributable to Churchill Downs Incorporated in the prior year. The Company's 2021 net income from continuing operations was $249.1 million compared to $13.3 million in the prior year.
The following items impacted the comparability of the Company's full year net income from continuing operations:
▪$18.9 million after-tax benefit related to our equity portion of the non-cash change in the fair value of Rivers Des Plaines' interest rate swaps;
▪$1.9 million non-cash tax decrease related to the re-measurement of our net deferred tax liabilities that did not recur in the current year; and
▪$1.0 million non-cash after-tax decrease in asset impairments.
Partially offset by:

▪$13.3 million tax benefit related to our net operating loss in 2020 that did not recur in the current year;
▪$7.1 million after-tax increase related to our equity portion of Rivers Des Plaines' legal reserves and transaction costs; and
▪$0.4 million after-tax increase in transaction, pre-opening and other expenses.
Excluding these items, 2021 net income from continuing operations increased $234.8 million compared to the prior year primarily due to the following:
▪$236.5 million after-tax increase from the prior year driven by the results of our operations and equity income from our unconsolidated affiliates;
▪Partially offset by $1.7 million after-tax increase from the prior year in interest expense associated with higher outstanding debt balances.

SEGMENT RESULTS
The summaries below present net revenue from external customers and intercompany revenue from each of our reportable segments:
Live and Historical Racing

	Fourth Quarter		Years Ended December 31,
(in millions)	2021	2020	2021	2020

Net revenue	$93.9	$58.3	$430.6	$188.8
Adjusted EBITDA	30.6	10.4	175.0	39.1
Fourth Quarter 2021
▪Net revenue for the fourth quarter of 2021 increased $35.6 million from the prior year quarter due to a $16.9 million increase from Derby City Gaming from strong growth and certain capacity restrictions during the prior year quarter; a $14.4 million increase at Oak Grove from continued growth; a $2.4 million increase at Churchill Downs Racetrack as a result of attendance limitations during the prior year quarter; a $1.5 million increase at Newport Racing & Gaming ("Newport") as a result of the facility expansion and improved floor layout in the fourth quarter of 2021; and a $0.4 million increase at Turfway Park due to increased handle.
▪Adjusted EBITDA for the fourth quarter of 2021 increased $20.2 million from the prior year quarter due to a $10.2 million increase at Derby City Gaming, a $7.6 million increase at Oak Grove, and a $1.1 million increase at Newport, all of which were due to the increase in net revenue and increased operating efficiencies; and a $1.3 million increase at Churchill Downs Racetrack due to the increase in net revenue.
Total Year 2021
▪Net revenue for 2021 increased $241.8 million from the prior year due to a $84.1 million increase at Oak Grove as a result of the opening of the HRM facility in September 2020 and the hotel in October 2020; a $74.8 million increase at Derby City Gaming from the temporary suspension of operations during the prior year and the completion of a second outdoor patio with an additional 225 HRMs in September 2020; a $66.9 million increase at Churchill Downs Racetrack as a result of running the 147th Kentucky Oaks and Derby with capacity restrictions in 2021 compared to the running of the 146th Kentucky Oaks and Derby in 2020 without spectators, a $14.8 million increase at Newport as a result of opening the facility in October 2020; and a $1.2 million increase at Turfway Park due to the temporary suspension of operations during the prior year.
▪Adjusted EBITDA for 2021 increased by $135.9 million from the prior year due to a $52.1 million increase at Churchill Downs Racetrack as a result of running the 147th Kentucky Oaks and Derby with capacity restrictions in 2021 compared to running the 146th Kentucky Oaks and Derby in 2020 without spectators; a $47.1 million increase at Derby City Gaming from the increase in net revenue, increased operating efficiencies, and the temporary suspension of operations during 2021; a $33.2 million increase at Oak

Grove as a result of the opening of the HRM facility in September 2020; a $2.8 million increase at Newport as a result of opening the facility in October 2020; and a $0.7 million increase at Turfway from the temporary suspension of operations during 2020.
TwinSpires

	Fourth Quarter		Years Ended December 31,
(in millions)	2021	2020	2021	2020

Net revenue	$94.9	$97.3	$433.1	$416.0
Adjusted EBITDA	11.7	25.6	78.0	112.9
Fourth Quarter 2021
▪Net revenue for the fourth quarter of 2021 decreased $2.4 million from the prior year quarter due to a $8.8 million decrease from Horse Racing that was partially offset by a $6.4 million increase from Sports and Casino. Horse Racing net revenue decreased as a result of lower handle as a portion of our patrons returned to wagering at brick-and-mortar facilities. Sports and Casino net revenue increased as a result of our expansion in additional states and marketing and promotional activities.
▪Adjusted EBITDA for the fourth quarter of 2021 decreased $13.9 million from the prior year quarter due to a $9.5 million increase in the loss from Sports and Casino due to increased marketing and promotional activities and a $4.4 million decrease from Horse Racing due to the decrease in net revenue.
Total Year 2021
Comparison of 2021 to 2020
▪Net revenue for 2021 increased $17.1 million from the prior year due to a $23.5 million increase from Sports and Casino driven by expansion in additional states and marketing and promotional activities. Horse Racing revenue decreased $6.4 million as a portion of our patrons returned to wagering at brick-and-mortar facilities in 2021 instead of wagering online.
▪Adjusted EBITDA for 2021 decreased $34.9 million from the prior year due to a $27.1 million increase in the loss from Sports and Casino due to increased marketing and promotional activities and a $7.8 million decrease from Horse Racing primarily due to the decrease in net revenue.
Comparison of 2021 to 2019
▪Net revenue for 2021 increased $136.4 million from 2019 due to a $107.2 million increase from Horse Racing as a result of higher handle as more wagering shifted online between 2019 and 2021 and a $29.2 million increase from Sports and Casino driven by expansion in additional states as well as marketing and promotional activities.
▪Adjusted EBITDA for 2021 increased $8.7 million from 2019 due to a $40.6 million increase from Horse Racing due to the increase in net revenue that was partially offset by a $31.9 million increase in the loss from Sports and Casino as a result of increased marketing and promotional activities.
Gaming

	Fourth Quarter		Years Ended December 31,
(in millions)	2021	2020	2021	2020

Net revenue	$172.8	$119.4	$698.4	$437.8
Adjusted EBITDA	99.0	52.3	411.9	173.1
Fourth Quarter 2021
▪Net revenue for the fourth quarter of 2021 increased $53.4 million from the prior year quarter due to the temporary suspension of operations at certain properties during the prior year quarter as well as certain capacity restrictions on patrons and gaming during the prior year quarter.

▪Adjusted EBITDA for the fourth quarter of 2021 increased $46.7 million from the prior year quarter driven by a $25.5 million increase from our equity investments due to the temporary suspension of operations at Rivers Des Plaines during the prior year quarter and a $21.2 million increase at our wholly-owned Gaming properties as a result of increased net revenue and increased operating efficiencies.
Total Year 2021
▪Net revenue for 2021 increased $260.6 million from the prior year primarily due to the temporary suspension of operations and loss of revenue at all of our Gaming properties during 2020.
▪Adjusted EBITDA for 2021 increased $238.8 million from the prior year driven by a $136.0 million increase at our wholly-owned Gaming properties and a $102.8 million increase from our equity investments, both of which are due to the temporary suspension of operations of all of our Gaming properties in 2020.
All Other

	Fourth Quarter		Years Ended December 31,
(in millions)	2021	2020	2021	2020

Net revenue	$10.5	$11.0	$73.9	$46.4
Adjusted EBITDA	(14.3)	(9.1)	(37.9)	(38.6)
Fourth Quarter 2021
▪Adjusted EBITDA for the fourth quarter of 2021 decreased $5.2 million from the prior year quarter primarily due to a $3.5 million decrease at Corporate primarily due to higher accrued bonus and salaries expense; a $1.0 million decrease at Arlington primarily due to a decrease in net revenue; a $0.6 million decrease at United Tote primarily due to increased accrued bonus; and a $0.1 million decrease from other sources.
Total Year 2021
▪Adjusted EBITDA for 2021 increased $0.7 million from the prior year, primarily due to an $11.1 million increase at Arlington and $1.7 million increase at United Tote, both of which were due to the temporary suspension of operations in 2020, partially offset by a $12.1 million decrease at Corporate primarily due to an increase in accrued bonus in the current year.

CAPITAL MANAGEMENT
Share Repurchase Program
On September 29, 2021, the Board of Directors of the Company approved a common stock repurchase program of up to $500.0 million ("2021 Stock Repurchase Program"). The 2021 Stock Repurchase Program includes and is not in addition to any unspent amount remaining under the prior 2018 Stock Repurchase Program authorization. Repurchases may be made at management’s discretion from time to time on the open market (either with or without a 10b5-1 plan) or through privately negotiated transactions. The repurchase program has no time limit and may be suspended or discontinued at any time.
The Company repurchased the following shares of its common stock in 2021:
▪245,132 shares under the 2018 Stock Repurchase Program at a total cost of $49.2 million
▪226,232 shares under the 2021 Stock Repurchase Program at a total cost of $54.4 million
We had approximately $445.6 million repurchase authority remaining under the 2021 Stock Repurchase Program as of December 31, 2021.
The Duchossois Group (“TDG”) Share Repurchase

On February 1, 2021, the Company repurchased 1,000,000 shares of its common stock for $193.94 per share from an affiliate of TDG in a privately negotiated transaction. The aggregate purchase price was $193.9 million. The Company repurchased the shares using available cash and borrowings under its senior secured credit facility. The transaction did not impact the Company's remaining repurchase authority.
Annual Dividend
On October 26, 2021, the Company’s Board of Directors approved an annual cash dividend on CDI’s common stock of $0.667 per outstanding share, a 7 percent increase over the prior year. The dividend was paid on January 7, 2022, to shareholders of record as of the close of business on December 3, 2021, with an aggregate cash dividend paid to each stockholder rounded to the nearest whole cent. This marked the eleventh consecutive year that the Company increased the dividend.
Capital Investments
We have announced several project capital investments during the past year, including the following:
▪Churchill Downs Racetrack: the Homestretch Club, the Turn 1 Experience, and the Paddock and Under the Spires projects
▪Derby City Gaming expansion and hotel
▪Derby City Gaming Downtown
▪Turfway Park HRM facility and grandstand
▪Louisiana HRMs in our OTBs
▪Queen of Terre Haute Casino Resort
We are currently estimating that we will spend between $300 million and $350 million for project capital in 2022, although this amount may vary significantly based on the timing of work completed, unanticipated delays, and timing of payments to third parties. We plan to use our operating cash flows, cash on hand, and the proceeds from our anticipated land sales to fund our capital project expenditures.

Conference Call
A conference call regarding this news release is scheduled for Thursday, February 24, 2022 at 9 a.m. ET. Investors and other interested parties may listen to the teleconference by accessing the online, real-time webcast and broadcast of the call at http://ir.churchilldownsincorporated.com/events.cfm, or by dialing (877) 372-0878 and entering the pass code 2463534 at least 10 minutes before the appointed time. International callers should dial (253) 237-1169. An online replay will be available at approximately noon ET on Thursday, February 24, 2022 and will continue to be available for two weeks. A copy of the Company’s news release announcing quarterly results and relevant financial and statistical information about the period will be accessible at www.churchilldownsincorporated.com.
Use of Non-GAAP Measures
In addition to the results provided in accordance with GAAP, the Company also uses non-GAAP measures, including adjusted net income, adjusted net income from continuing operations, adjusted diluted EPS, EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA.

The Company uses non-GAAP measures as a key performance measure of the results of operations for purposes of evaluating performance internally. These measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of the Company by excluding certain items that may not be indicative of the Company's core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP, and should not be considered as an alternative to, or more meaningful than, net income or diluted EPS (as determined in accordance with GAAP) as a measure of our operating results.
We use Adjusted EBITDA to evaluate segment performance, develop strategy and allocate resources. We utilize the Adjusted EBITDA metric to provide a more accurate measure of our core operating results and enable management and investors to evaluate and compare from period to period our operating performance in a meaningful and consistent manner. Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure provided in accordance with GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.
Adjusted net income, adjusted net income from continuing operations, and adjusted diluted EPS exclude discontinued operations net income or loss; net income or loss attributable to noncontrolling interest; changes in fair value for interest rate swaps related to Rivers Des Plaines; recapitalization costs related to the Rivers Des Plaines transaction; transaction expense, which includes acquisition and disposition related charges, Calder racing exit costs, as well as legal, accounting, and other deal-related expense; pre-opening expense; and certain other gains, charges, recoveries, and expenses.
Adjusted EBITDA includes our portion of EBITDA from our equity investments.
Adjusted EBITDA excludes:
▪Transaction expense, net which includes:
–Acquisition, disposition, and land sale related charges; and
–Other transaction expense, including legal, accounting, and other deal-related expense.
▪Stock-based compensation expense;
▪Rivers Des Plaines' impact on our investments in unconsolidated affiliates from:
–The impact of changes in fair value of interest rate swaps; and
–Legal reserves and transaction costs.
▪Asset impairments;
▪Legal reserves;
▪Pre-opening expense; and
▪Other charges, recoveries and expenses
For segment reporting, Adjusted EBITDA includes intercompany revenue and expense totals that are eliminated in the consolidated statements of comprehensive income (loss). See the Reconciliation of Comprehensive Income (Loss) to Adjusted EBITDA included herewith for additional information.
About Churchill Downs Incorporated
Churchill Downs Incorporated is an industry-leading racing, online wagering and gaming entertainment company anchored by our iconic flagship event, the Kentucky Derby. We own and operate three pari-mutuel gaming entertainment venues with approximately 3,050 historical racing machines in Kentucky. We also own and operate TwinSpires, one of the largest and most profitable online wagering platforms for horse racing, sports and iGaming in the U.S. and we have nine retail sportsbooks. We are also a leader in brick-and-mortar casino gaming in nine states with approximately 11,000 slot machines and video lottery terminals and 200 table games. Additional information about Churchill Downs Incorporated can be found online at www.churchilldownsincorporated.com.

This news release contains various “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the use of terms such as “anticipate,”

“believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “should,” “will,” and similar words or similar expressions (or negative versions of such words or expressions).

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, among others, that may materially affect actual results or outcomes include the following: the receipt of regulatory approvals on terms desired or anticipated, unanticipated difficulties or expenditures relating to the proposed transaction, including, without limitation, difficulties that result in the failure to realize expected synergies, efficiencies and cost savings from the proposed transaction within the expected time period (if at all), our ability to obtain financing on the anticipated terms and schedule, disruptions of our or P2E’s current plans, operations and relationships with customers and suppliers caused by the announcement and pendency of the proposed transaction, our and P2E’s ability to consummate a sale-leaseback transaction with respect to the Hard Rock Sioux City on terms desired or anticipated; the impact of the novel coronavirus (COVID-19) pandemic, including the emergence of variant strains, and related economic matters on our results of operations, financial conditions and prospects; the occurrence of extraordinary events, such as terrorist attacks, public health threats, civil unrest, and inclement weather; the effect of economic conditions on our consumers' confidence and discretionary spending or our access to credit; additional or increased taxes and fees; the impact of significant competition, and the expectation the competition levels will increase; changes in consumer preferences, attendance, wagering, and sponsorships; loss of key or highly skilled personnel; lack of confidence in the integrity of our core businesses or any deterioration in our reputation; risks associated with equity investments, strategic alliances and other third-party agreements; inability to respond to rapid technological changes in a timely manner; concentration and evolution of slot machine and HRM manufacturing and other technology conditions that could impose additional costs; inability to negotiate agreements with industry constituents, including horsemen and other racetracks; inability to successfully expand our TwinSpires Sports and Casino business and effectively compete; difficulty in integrating recent or future acquisitions into our operations; inability to identify and / or complete acquisitions, divestitures, development of new venues or the expansion of existing facilities on time, on budget, or as planned; general risks related to real estate ownership and significant expenditures, including fluctuations in market values and environmental regulations; reliance on our technology services and catastrophic events and system failures disrupting our operations; online security risk, including cyber-security breaches, or loss or misuse of our stored information as a result of a breach, including customers’ personal information, could lead to government enforcement actions or other litigation; personal injury litigation related to injuries occurring at our racetracks; compliance with the Foreign Corrupt Practices Act or applicable money-laundering regulations; payment-related risks, such as risk associated with fraudulent credit card and debit card use; work stoppages and labor issues; risks related to pending or future legal proceedings and other actions; highly regulated operations and changes in the regulatory environment could adversely affect our business; restrictions in our debt facilities limiting our flexibility to operate our business; failure to comply with the financial ratios and other covenants in our debt facilities and other indebtedness; and increase in our insurance costs, or obtain similar insurance coverage in the future, and inability to recover under our insurance policies for damages sustained at our properties in the event of inclement weather and casualty events.

We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited except year ended 2021 and 2020 amounts)

	Three Months Ended December 31,		Years Ended December 31,
(in millions, except per common share data)	2021	2020	2021	2020
Net revenue:
Live and Historical Racing	$90.3	$54.4	$409.1	$169.6
TwinSpires	94.6	97.0	431.7	414.5
Gaming	172.1	118.6	695.4	435.3
All Other	7.8	8.2	61.0	34.6
Total net revenue	364.8	278.2	1,597.2	1,054.0
Operating expense:
Live and Historical Racing	71.6	57.1	288.9	179.0
TwinSpires	78.1	66.3	325.4	275.8
Gaming	121.3	92.1	476.3	357.9
All Other	10.4	10.5	60.5	47.8
Selling, general and administrative expense	38.8	29.5	138.5	114.8
Asset impairments	4.1	—	15.3	17.5
Transaction expense, net	5.8	—	7.9	1.0
Total operating expense	330.1	255.5	1,312.8	993.8
Operating income	34.7	22.7	284.4	60.2
Other income (expense):
Interest expense, net	(21.6)	(20.7)	(84.7)	(80.0)
Equity in income of unconsolidated affiliates	40.2	14.5	143.2	27.7
Miscellaneous, net	0.4	0.2	0.7	0.1
Total other income (expense)	19.0	(6.0)	59.2	(52.2)
Income from continuing operations before provision for income taxes	53.7	16.7	343.6	8.0
Income tax (provision) benefit	(10.4)	(0.3)	(94.5)	5.3
Income from continuing operations, net of tax	43.3	16.4	249.1	13.3
Income (loss) from discontinued operations, net of tax	—	0.7	—	(95.4)
Net income (loss) before noncontrolling interest	43.3	17.1	249.1	(82.1)
Net loss attributable to noncontrolling interest	—	—	—	(0.2)
Net income (loss) and comprehensive income (loss) attributable to Churchill Downs Incorporated	$43.3	$17.1	$249.1	$(81.9)
Net income (loss) per common share data - basic:
Continuing operations	$1.13	$0.41	$6.45	$0.34
Discontinued operations	$—	$0.02	$—	$(2.41)
Net income (loss) per common share - basic	$1.13	$0.43	$6.45	$(2.07)

Net income (loss) per common share data - diluted:
Continuing operations	$1.11	$0.41	$6.35	$0.33
Discontinued operations	$—	$0.02	$—	$(2.41)
Net income (loss) per common share - diluted	$1.11	$0.43	$6.35	$(2.08)

Weighted average shares outstanding:
Basic	38.3	39.6	38.6	39.6
Diluted	39.0	40.2	39.2	40.1

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED BALANCE SHEETS
December 31,

(in millions)	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$291.3	$67.4
Restricted cash	64.3	53.6
Accounts receivable, net of allowance for doubtful accounts of $5.4 in 2021 and $4.9 in 2020	42.3	36.5
Income taxes receivable	66.0	49.4
Other current assets	37.6	28.2
Total current assets	501.5	235.1
Property and equipment, net	994.9	1,082.1
Investment in and advances to unconsolidated affiliates	663.6	630.6
Goodwill	366.8	366.8
Other intangible assets, net	348.1	350.6
Other assets	18.9	21.2
Long term assets held for sale	87.8	—
Total assets	$2,981.6	$2,686.4

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$81.6	$70.7
Accrued expenses and other current liabilities	232.6	167.8
Current deferred revenue	47.7	32.8
Current maturities of long-term debt	7.0	4.0
Dividends payable	26.1	24.9
Current liabilities of discontinued operations	—	124.0
Total current liabilities	395.0	424.2
Long-term debt (net of current maturities and loan origination fees of $6.2 in 2021 and $3.2 in 2020)	668.6	530.5
Notes payable (net of debt issuance costs of $7.6 in 2021 and $12.2 in 2020)	1,292.4	1,087.8
Non-current deferred revenue	13.3	17.1
Deferred income taxes	252.9	213.9
Other liabilities	52.6	45.8
Total liabilities	2,674.8	2,319.3
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value; 0.3 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value; 150.0 shares authorized; 38.1 shares issued and outstanding in 2021 and 39.5 shares in 2020	—	18.2
Retained earnings	307.7	349.8
Accumulated other comprehensive loss	(0.9)	(0.9)
Total shareholders' equity	306.8	367.1
Total liabilities and shareholders' equity	$2,981.6	$2,686.4

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31,

(in millions)	2021	2020
Cash flows from operating activities:
Net income (loss)	$249.1	$(82.1)
Loss from discontinued operations, net of tax	—	(95.4)
Income from continuing operations, net of tax	$249.1	$13.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103.2	92.9
Equity in income of unconsolidated affiliates	(143.2)	(27.7)
Distributions from unconsolidated affiliates	109.4	30.7
Stock-based compensation	27.8	23.7
Deferred income taxes	9.8	30.1
Asset impairments	15.3	17.5
Amortization of operating lease assets	5.3	5.0
Other	5.3	4.5
Changes in operating assets and liabilities, net of businesses acquired and dispositions:
Income taxes	12.9	(34.6)
Deferred revenue	10.7	(8.3)
Other assets and liabilities	53.9	(3.9)
Net cash provided by operating activities	459.5	143.2
Cash flows from investing activities:
Capital maintenance expenditures	(39.5)	(23.0)
Capital project expenditures	(52.3)	(211.2)
Other	(8.6)	(5.2)
Net cash used in investing activities	(100.4)	(239.4)
Cash flows from financing activities:
Proceeds from borrowings under long-term debt obligations	780.8	726.1
Repayments of borrowings under long-term debt obligations	(430.9)	(580.4)
Payment of dividends	(24.8)	(23.4)
Repurchase of common stock	(297.5)	(28.4)
Cash settlement of stock awards	—	(12.7)
Taxes paid related to net share settlement of stock awards	(12.9)	(18.7)
Debt issuance costs	(6.9)	(2.0)
Change in bank overdraft	(10.5)	13.4
Other	2.2	2.1
Net cash (used in) provided by financing activities	(0.5)	76.0
Cash flows from discontinued operations:
Operating activities of discontinued operations	(124.0)	(1.3)
Net increase (decrease) in cash, cash equivalents and restricted cash	234.6	(21.5)
Cash, cash equivalents and restricted cash, beginning of year	121.0	142.5
Cash, cash equivalents and restricted cash, end of year	$355.6	$121.0

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2021	2020	2021	2020
GAAP net income (loss) attributable to Churchill Downs Incorporated	$43.3	$17.1	$249.1	$(81.9)

Adjustments, continuing operations:
Changes in fair value of interest rate swaps related to Rivers Des Plaines	(4.9)	(1.8)	(12.9)	12.9
Legal reserves and transaction costs related to Rivers Des Plaines	1.3	—	9.9	—
Transaction, pre-opening and other expense	7.8	1.5	13.9	13.0
Asset impairments	4.1	—	15.3	17.5
Income tax impact on net income (loss) adjustments(a)	(2.2)	0.1	(7.3)	(12.2)
NOL Carryback	—	(10.4)	—	(13.3)
Re-measurement of net deferred tax liabilities	—	1.9	—	1.9
Total adjustments, continuing operations	6.1	(8.7)	18.9	19.8
Big Fish Games net (income) loss(b)	—	(0.7)	—	95.4
Total adjustments	6.1	(9.4)	18.9	115.2
Adjusted net income attributable to Churchill Downs Incorporated	$49.4	$7.7	$268.0	$33.3

Adjusted diluted EPS	$1.27	$0.19	$6.83	$0.83

Weighted average shares outstanding - Diluted	39.0	40.2	39.2	40.1

(a)The income tax impact for each adjustment is derived by applying the effective tax rate, including current and deferred income tax expense, based upon the jurisdiction and the nature of the adjustment.
(b)Due to the Big Fish Transaction, Big Fish Games is presented as a discontinued operation.

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2021	2020	2021	2020
Total Handle
Churchill Downs Racetrack	$147.5	$134.3	$732.0	$600.2
TwinSpires Horse Racing(a)	416.4	$455.5	1,961.8	$1,977.4
(a)Total handle generated by Velocity is not included in total handle from TwinSpires Horse Racing

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(unaudited except year ended 2021 and 2020 amounts)

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2021	2020	2021	2020
Net revenue from external customers:
Live and Historical Racing:
Churchill Downs Racetrack	$13.5	$10.9	$128.1	$63.3
Derby City Gaming	41.3	24.3	154.3	79.5
Oak Grove	28.6	14.2	100.7	16.6
Newport	4.6	3.1	17.9	3.1
Turfway Park	2.3	1.9	8.1	7.1
Total Live and Historical Racing	90.3	54.4	409.1	169.6
TwinSpires:
Horse Racing	83.9	92.7	396.9	403.2
Sports and Casino	10.7	4.3	34.8	11.3
Total TwinSpires	94.6	97.0	431.7	414.5
Gaming:
Oxford Casino	27.7	12.5	99.8	44.9
Riverwalk Casino	13.9	11.7	61.2	46.3
Harlow’s Casino	12.2	11.0	56.1	40.7
Calder	25.8	17.8	100.0	51.8
Fair Grounds and VSI	35.4	27.0	133.6	97.6
Lady Luck Nemacolin	5.8	3.9	24.5	20.7
Presque Isle	29.4	16.7	119.6	73.1
Ocean Downs	21.9	18.0	100.6	60.2
Total Gaming	172.1	118.6	695.4	435.3
All Other	7.8	8.2	61.0	34.6
Net revenue from external customers	$364.8	$278.2	$1,597.2	$1,054.0

Intercompany net revenues:
Live and Historical Racing:
Churchill Downs Racetrack	$3.2	$3.5	$19.9	$17.8
Turfway Park	0.4	0.4	1.6	1.4
Total Live and Historical	3.6	3.9	21.5	19.2
TwinSpires:
Horse Racing	0.3	0.3	1.4	1.5
Total TwinSpires	0.3	0.3	1.4	1.5
Gaming:
Fair Grounds and VSI	0.6	0.8	2.6	2.3
Presque Isle	0.1	—	0.3	0.2
Calder	—	—	0.1	—
Total Gaming	0.7	0.8	3.0	2.5
All Other	2.7	2.8	12.9	11.8
Eliminations	(7.3)	(7.8)	(38.8)	(35.0)
Intercompany net revenue	$—	$—	$—	$—

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(unaudited except year ended 2021 and 2020 amounts)

	Three Months Ended December 31, 2021
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$13.1	$80.5	$7.2	$100.8	$2.5	$103.3
Historical racing(a)	69.0	—	—	69.0	—	69.0
Racing event-related services	3.2	—	0.2	3.4	0.1	3.5
Gaming(a)	—	10.7	152.7	163.4	—	163.4
Other(a)	5.0	3.4	12.0	20.4	5.2	25.6
Total	$90.3	$94.6	$172.1	$357.0	$7.8	$364.8

	Three Months Ended December 31, 2020
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$11.5	$89.0	$6.7	$107.2	$3.3	$110.5
Historical racing(a)	38.8	—	—	38.8	—	38.8
Racing event-related services	1.4	—	0.7	2.1	—	2.1
Gaming(a)	—	4.3	106.0	110.3	—	110.3
Other(a)	2.7	3.7	5.2	11.6	4.9	16.5
Total	$54.4	$97.0	$118.6	$270.0	$8.2	$278.2

(a)Food and beverage, hotel, and other services furnished to customers for free as an inducement to wager or through the redemption of our customers' loyalty points are recorded at the estimated standalone selling prices in Other revenue with a corresponding offset recorded as a reduction in historical racing pari-mutuel revenue for HRMs or gaming revenue for our casino properties. These amounts were $5.9 million for the three months ended December 31, 2021 and $2.6 million for the three months ended December 31, 2020.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(unaudited except year ended 2021 and 2020 amounts)

	Year Ended December 31, 2021
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$64.0	$380.7	$28.2	$472.9	$29.7	$502.6
Historical racing(b)	253.0	—	—	253.0	—	253.0
Racing event-related services	68.5	—	1.2	69.7	7.0	76.7
Gaming(b)	—	34.8	622.0	656.8	—	656.8
Other(b)	23.6	16.2	44.0	83.8	24.3	108.1
Total	$409.1	$431.7	$695.4	$1,536.2	$61.0	$1,597.2

	Year Ended December 31, 2020
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$46.5	$387.5	$22.9	$456.9	$18.2	$475.1
Historical racing(b)	93.6	—	—	93.6	—	93.6
Racing event-related services	21.0	—	3.4	24.4	0.3	24.7
Gaming(b)	—	11.3	381.3	392.6	—	392.6
Other(b)	8.5	15.7	27.7	51.9	16.1	68.0
Total	$169.6	$414.5	$435.3	$1,019.4	$34.6	$1,054.0

(b)Food and beverage, hotel, and other services furnished to customers for free as an inducement to wager or through the redemption of our customers' loyalty points are recorded at the estimated standalone selling prices in Other revenue with a corresponding offset recorded as a reduction in historical racing pari-mutuel revenue for HRMs or gaming revenue for our casino properties. These amounts were $20.9 million in 2021 and $13.1 million in 2020.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(unaudited except year ended 2021 and 2020 amounts)

Adjusted EBITDA by segment is comprised of the following:

	Three Months Ended December 31, 2021
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$93.9	$94.9	$172.8	$361.6	$10.5	$(7.3)	$364.8

Taxes and purses	(30.9)	(7.9)	(63.3)	(102.1)	(1.3)	—	(103.4)
Marketing and advertising	(3.0)	(13.6)	(4.3)	(20.9)	(0.1)	0.1	(20.9)
Salaries and benefits	(12.2)	(4.0)	(24.1)	(40.3)	(4.2)	—	(44.5)
Content expenses	(0.6)	(44.5)	(1.2)	(46.3)	(1.2)	6.7	(40.8)
Selling, general, and administrative expense	(3.6)	(2.4)	(8.9)	(14.9)	(15.4)	0.4	(29.9)
Other operating expense	(13.2)	(10.8)	(19.4)	(43.4)	(2.9)	0.2	(46.1)
Other income	0.2	—	47.4	47.6	0.3	(0.1)	47.8
Adjusted EBITDA	$30.6	$11.7	$99.0	$141.3	$(14.3)	$—	$127.0

	Three Months Ended December 31, 2020
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$58.3	$97.3	$119.4	$275.0	$11.0	$(7.8)	$278.2

Taxes & purses	(20.2)	(5.9)	(47.1)	(73.2)	(1.7)	—	(74.9)
Marketing and advertising	(2.0)	(3.2)	(1.2)	(6.4)	—	—	(6.4)
Salaries and benefits	(11.2)	(3.4)	(18.3)	(32.9)	(4.1)	—	(37.0)
Content expenses	(0.5)	(48.3)	(0.9)	(49.7)	(1.4)	7.4	(43.7)
Selling, general, and administrative expense	(3.0)	(1.8)	(6.6)	(11.4)	(11.4)	0.3	(22.5)
Other operating expense	(11.1)	(9.1)	(14.9)	(35.1)	(1.7)	0.1	(36.7)
Other income	0.1	—	21.9	22.0	0.2		22.2
Adjusted EBITDA	$10.4	$25.6	$52.3	$88.3	$(9.1)	$—	$79.2

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(unaudited except year ended 2021 and 2020 amounts)

Adjusted EBITDA by segment is comprised of the following:

	Year Ended December 31, 2021
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$430.6	$433.1	$698.4	$1,562.1	$73.9	$(38.8)	$1,597.2

Taxes & purses	(126.3)	(30.6)	(264.4)	(421.3)	(13.2)	—	(434.5)
Marketing and advertising	(12.9)	(49.4)	(11.8)	(74.1)	(0.5)	0.1	(74.5)
Salaries and benefits	(48.4)	(13.9)	(87.1)	(149.4)	(20.9)	—	(170.3)
Content expenses	(2.5)	(206.6)	(4.7)	(213.8)	(5.7)	36.9	(182.6)
Selling, general, and administrative expense	(12.8)	(9.2)	(27.9)	(49.9)	(57.0)	1.4	(105.5)
Other operating expense	(53.0)	(45.4)	(72.3)	(170.7)	(15.0)	0.4	(185.3)
Other income	0.3	—	181.7	182.0	0.5	—	182.5
Adjusted EBITDA	$175.0	$78.0	$411.9	$664.9	$(37.9)	$—	$627.0

	Year Ended December 31, 2020
(in millions)	Live and Historical Racing	TwinSpires	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$188.8	$416.0	$437.8	$1,042.6	$46.4	$(35.0)	$1,054.0

Taxes & purses	(64.1)	(25.1)	(171.6)	(260.8)	(7.5)	—	(268.3)
Marketing and advertising	(6.2)	(16.5)	(7.5)	(30.2)	(0.2)	0.2	(30.2)
Salaries and benefits	(32.5)	(13.0)	(75.9)	(121.4)	(17.4)	—	(138.8)
Content expenses	(1.5)	(202.7)	(3.5)	(207.7)	(3.7)	33.0	(178.4)
Selling, general, and administrative expense	(8.7)	(8.8)	(25.4)	(42.9)	(43.9)	1.5	(85.3)
Other operating expense	(36.8)	(37.1)	(59.7)	(133.6)	(12.3)	0.3	(145.6)
Other income	0.1	0.1	78.9	79.1	—	—	79.1
Adjusted EBITDA	$39.1	$112.9	$173.1	$325.1	$(38.6)	$—	$286.5

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(unaudited except year ended 2021 and 2020 amounts)

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2021	2020	2021	2020
Reconciliation of Comprehensive Income (Loss) to Adjusted EBITDA:

Net income (loss) attributable to Churchill Downs Incorporated	$43.3	$17.1	$249.1	$(81.9)
Net loss attributable to noncontrolling interest	—	—	—	0.2
Net income (loss) before noncontrolling interest	43.3	17.1	249.1	(82.1)
(Income) loss from discontinued operations, net of tax	—	(0.7)	—	95.4
Income from continuing operations, net of tax	43.3	16.4	249.1	13.3
Additions:
Depreciation and amortization	25.3	26.4	103.2	92.9
Interest expense	21.6	20.7	84.7	80.0
Income tax (benefit) provision	10.4	0.3	94.5	(5.3)
EBITDA	$100.6	$63.8	$531.5	$180.9

Adjustments to EBITDA:
Selling, general and administrative:
Stock-based compensation expense	$7.4	$6.4	$27.8	$23.7
Other, net	—	0.1	0.2	0.8
Pre-opening expense and other expense	2.0	1.4	5.8	11.2
Transaction expense, net	5.8	—	7.9	1.0
Asset impairments	4.1	—	15.3	17.5
Other income, expense:
Interest, depreciation and amortization expense related to equity investments	10.7	9.3	41.5	38.5
Changes in fair value of Rivers Des Plaines' interest rate swaps	(4.9)	(1.8)	(12.9)	12.9
Rivers Des Plaines' recapitalization and transaction costs	1.3	—	9.9	—
Total adjustments to EBITDA	26.4	15.4	95.5	105.6
Adjusted EBITDA	$127.0	$79.2	$627.0	$286.5

Adjusted EBITDA by segment:
Live and Historical Racing	$30.6	$10.4	$175.0	$39.1
TwinSpires	11.7	25.6	78.0	112.9
Gaming	99.0	52.3	411.9	173.1
Total segment Adjusted EBITDA	141.3	88.3	664.9	325.1
All Other	(14.3)	(9.1)	(37.9)	(38.6)
Total Adjusted EBITDA	$127.0	$79.2	$627.0	$286.5

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL JOINT VENTURE FINANCIAL STATEMENTS
(Unaudited)

Summarized financial information for our equity investments is comprised of the following:

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2021	2020	2021	2020
Net revenue	$201.0	$93.5	$740.0	$386.3
Operating and SG&A expense	123.6	58.0	434.2	252.1
Depreciation and amortization	4.5	4.4	17.6	17.0
Operating income	72.9	31.1	288.2	117.2
Interest and other expense, net	(3.9)	(4.5)	(38.6)	(63.1)
Net income	$69.0	$26.6	$249.6	$54.1

	December 31,
(in millions)	2021	2020
Assets
Current assets	$96.0	$132.8
Property and equipment, net	312.3	267.5
Other assets, net	264.1	244.9
Total assets	$672.4	$645.2

Liabilities and Members' Deficit
Current liabilities	$95.3	$133.5
Long-term debt	786.9	753.5
Other liabilities	20.6	42.3
Members' deficit	(230.4)	(284.1)
Total liabilities and members' deficit	$672.4	$645.2

CHURCHILL DOWNS INCORPORATED
PLANNED CAPITAL PROJECTS
(Unaudited)
Planned capital projects for the Company are as follows:

(in millions)	Project	Target Completion	Planned Spend

Live and Historical Racing Segment
Churchill Downs Racetrack	Turf Course	Spring 2022	$10
	Home Stretch Club	May 2022	$45
	Turn 1 Experience	May 2023	$90
	Paddock / Under the Spires	May 2024	TBD
Turfway Park	HRM Facility	September 2022	$148
Derby City Gaming	Expansion and Hotel	Late 2022 / Second Quarter 2023	$76
Derby City Gaming Downtown	Property Build Out	Second Quarter 2023	$80
Oak Grove	Oak Grove Annex	TBD	TBD

Gaming Segment
Managed Properties
Queen of Terre Haute Casino Resort	Property Build Out	Late 2023	up to $260
Fair Grounds and VSI	HRMs in OTBs	2022	$35
Equity Investments
Rivers Des Plaines(a)	Expansion	Spring 2022	$90
Miami Valley Gaming(a)	Outdoor Gaming Patio Expansion	Third Quarter 2022	$12
(a)Capital investments at Rivers Des Plaines and Miami Valley Gaming are funded through operating cash flow and debt facilities at the joint venture entity and are not funded by CDI.